Exhibit 10.1

FORM OF SUPPLEMENTAL INCENTIVE STOCK NOTICE

Mr. Mark Schweitzer

[Address]

This Supplemental Option Notice (the “Notice”) dated as of [Date], 2010 is being sent to you by Virgin Media Inc. (including any successor company, the “Company”) in order to amend the terms of the original Option Notice previously sent to you (the “Original Notice”) dated as of [Date] (the “Grant Date”).

The Original Notice granted you the Option (as such term is defined in the Original Notice) in recognition of your services as an employee of the Company.  The Company and you have agreed to amend the terms of the Original Notice as follows:

Paragraph 3 of the Original Notice is hereby amended in its entirety to read as follows:

“3.  Exercise Period. This Option shall stop vesting immediately upon the termination of your employment and any portion of the Option that is not vested at the time of such termination shall immediately be forfeited and cancelled.  Your right to exercise that portion of the Option that is vested at the time of such termination shall terminate on the earlier of the following dates: (a) one year after the termination of your employment other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) [Date].”

Except as expressly amended or supplemented hereby, the Original Notice shall remain in full force and effect. This Notice is supplemental to the Original Notice and the Original Notice and this Notice shall be read and construed together.

VIRGIN MEDIA INC.

By:
Name:	Bryan H Hall
Title:	Secretary and General Counsel